1114 Avenue of the Americas New York, NY 10036 T 212.930.9400 investors@safeholdinc.com Press Release Safehold Reports Fourth Quarter and Fiscal Year 2020 Results NEW YORK, February 11, 2021 Safehold Inc. (NYSE: SAFE) reported results for the fourth quarter and fiscal year 2020. Highlights from the fourth quarter and fiscal year report include:  Q4 ‘20 EPS of $0.29, a 15% increase year-over-year  FY ‘20 EPS of $1.17, a 31% increase year-over-year  13 ground leases closed in Q4 totaling $331 million  Portfolio surpasses $3 billion  #1 performing Nareit stock in 2020 with an 82% total shareholder return  Recently received investment grade credit ratings from Moody’s Investors Services and Fitch Ratings “We finished 2020 on a high note, closing a record number of ground leases in a single quarter and delivering our better, reinvented ground lease solution to more parts of the real estate industry,” said Jay Sugarman, Chairman and Chief Executive Officer. “After creating the modern ground lease industry four years ago, we have continued to innovate to meet our customers’ needs, and we enter 2021 with a growing pipeline of opportunities, a strong, investment grade credit profile, and a track record of delivering value for our shareholders.” SAFE published a presentation detailing these results which can be found on its website, www.safeholdinc.com in the “Investor Relations” section. The Company will host an earnings conference call reviewing these results and its operations beginning at 10:00 a.m. ET. This conference call can be accessed by all interested

1114 Avenue of the Americas New York, NY 10036 T 212.930.9400 investors@safeholdinc.com parties through the website (listen only) or by dialing toll-free 877.336.4440 (U.S. domestic) or 409.207.6984 (international) using the conference ID: 6230255. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the website or by dialing 866.207.1041 (U.S. domestic) or 402.970.0847 (international) using the conference ID: 1216793. About Safehold: Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Having created the modern ground lease industry in 2017, Safehold continues to help owners of high quality multifamily, office, industrial, hospitality and mixed-use properties generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT) and is managed by its largest shareholder, iStar Inc., seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com. Company Contact: Jason Fooks, Senior Vice President of Investor Relations & Marketing